Filed Pursuant to Rule 424(b)(5)
Registration No. 333-31618

Prospectus

CARAUSTAR INDUSTRIES, INC.
3100 Joe Jerkins Boulevard
Austell, Georgia 30106
(770) 948-3101

2,215,614 SHARES
COMMON STOCK

•	We may use this prospectus from time to time to offer and sell our common stock to the owners of businesses we may acquire in the future. We also may issue this common stock upon the exercise of options, warrants, convertible securities or similar securities assumed or issued by us from time to time in connection with these acquisitions.

•	The specific terms upon which we will issue these shares will be determined by negotiation with the owners of the businesses we acquire.

•	We expect the price of the shares we issue in connection with an acquisition to be reasonably related to the prevailing market prices of our common stock as of one or more times during the period between the time the terms of the acquisition are agreed upon and the time the shares are issued.

•	In addition to certain resale limitations imposed by federal securities laws, we may require persons receiving our common stock in connection with an acquisition to agree to hold such stock for a certain period from the date of acquisition.

•	We will not pay commissions in connection with issuing our stock in acquisitions, although we may pay finder’s fees in connection with specific acquisitions. Any person receiving a finder’s fee may be deemed an “underwriter” within the meaning of the Securities Act of 1933.

•	All of the common stock offered by this prospectus may, subject to certain conditions, also be offered and resold from time to time pursuant to this prospectus by the persons who receive this common stock in connection with acquisitions.

•	We are based in Austell, Georgia and primarily manufacture packaging products from recycled paper.

•	Our common stock is quoted on the NASDAQ National Market under trading symbol “CSAR.”

BEFORE MAKING ANY INVESTMENT IN OUR COMPANY, YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4.

Neither the SEC nor any state securities commission has approved any of the securities offered by this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

August 15, 2002

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE COMPANY
ACQUISITION TERMS
SELLING SHAREHOLDERS
REGISTRAR AND TRANSFER AGENT
LEGAL MATTERS
EXPERTS

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy (upon the payment of fees prescribed by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W. 20549), New York, New York, (233 Broadway, 10279) and Chicago, Illinois (500 West Madison Street, Suite 1400 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities we offer with this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

•	Current Reports on Form 8-K dated April 8, 2002, June 19, 2002 and July 23, 2002; and

•	The description of our common stock contained in our registration statement on Form 8-A that we filed with the SEC on September 17, 1992 to register our common stock under the Securities Exchange Act of 1934, along with any future update of this description that we file.

     This prospectus is part of a registration statement (on Form S-4) we have filed with the SEC relating to the shares offered by this prospectus. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC’s public reference rooms or through its EDGAR database on the internet.

     You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

Caraustar Industries, Inc. 3100 Joe Jerkins Boulevard Austell, Georgia 30106 Attn: Corporate Secretary Telephone: (770) 948-3101

     To ensure timely delivery of these materials, you should make any request no later than five business days prior to the date on which you intend to vote on or otherwise consent to or approve our acquisition of your business. Materials will be sent via first class mail within one business day after we receive a request.

     You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Information is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies.

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     We have made and incorporated by reference forward-looking statements in this prospectus. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to our management. Forward-looking statements are not statements of historical fact. For example, when we use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” or “may,” or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Forward-looking statements include statements concerning:

•	future results of operations;

•	raw materials and energy costs;

•	liquidity, cash flow and capital expenditures;

•	acquisition activities and the effect of completed acquisitions;

•	pending or anticipated litigation;

•	debt levels and the ability to obtain additional financing or make payments on our debt;

•	the effectiveness and enforceability of the subsidiary guarantees of the notes;

•	regulatory developments, industry conditions and market conditions; and

•	general economic conditions.

     Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this offering circular or in the documents that we file with the SEC that we have incorporated by reference, could affect us in the future and could cause our results, performance and financial condition to differ materially from those expressed in our forward-looking statements. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. For a discussion of some of these factors, please read carefully the information under “Risk Factors.” We do not undertake any obligation to update our forward-looking statements.

RISK FACTORS

     You should consider the following risk factors, in addition to the other information presented in this prospectus and other reports and registration statements we file from time to time with the Securities and Exchange Commission, in evaluating us, our business and an investment in our securities. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause investors to lose all or part of their investment in our company. The risks below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

     OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE HARMED BY FUTURE INCREASES IN RAW MATERIAL COSTS.

     Our primary raw material is recycled paper, which is known in our industry as “recovered fiber.” The cost of recovered fiber has, at times, fluctuated greatly because of factors such as shortages or surpluses created by market or industry conditions. Although we have historically raised the selling prices of our products in response to raw material prices increases, sometimes raw material prices have increased so quickly or to such levels that we have been unable to pass the price increases through to our customers on a timely basis, which has adversely affected our operating margins. We cannot assure you that we will be able to pass such price changes through to our customers on a timely basis and maintain our margins in the face of raw material cost fluctuations in the future.

     OUR OPERATING MARGINS MAY BE ADVERSELY AFFECTED BY RISING ENERGY COSTS.

     Excluding labor, energy is our most significant manufacturing cost. We use energy to generate steam used in the paper making process and to operate our paperboard machines and all of our other converting machinery. Our energy costs increased steadily throughout 2000 and the first quarter of 2001 before showing some improvement by the end of 2001. In 2001, the average energy cost in our mill system was approximately $57 per ton. During the first six months of 2002, energy costs decreased to approximately $49 per ton. The decrease was due primarily to decreases in natural gas and fuel oil costs. Until recently, our business had not been significantly affected by energy costs, and we historically have not passed energy costs through to our customers. We were not able to pass through to our customers all of the energy cost increases we incurred in 2000 and 2001 and as a result, our operating margins were adversely affected. We continue to evaluate our energy costs and consider ways to factor energy costs into our pricing. However, we cannot assure you that our operating margins and results of operations will not continue to be adversely affected by rising energy costs.

     OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY DOWNTURNS IN INDUSTRIAL PRODUCTION, HOUSING AND CONSTRUCTION AND THE CONSUMPTION OF NONDURABLE AND DURABLE GOODS.

     Demand for our products in our four principal end use markets is primarily driven by the following factors:

•	Tube, core and composite container — industrial production, construction spending and consumer nondurable consumption;

•	Folding cartons — consumer nondurable consumption and industrial production;

•	Gypsum wallboard facing paper — single and multifamily construction, repair and remodeling construction and commercial construction;

•	Other specialty products — consumer nondurable consumption and consumer durable consumption.

     Downturns in any of these sectors will result in decreased demand for our products. In particular, our business has been adversely affected in recent periods by the general slow down in industrial demand and softness in the housing markets. These conditions are beyond our ability to control, but have had, and will continue to have, a significant impact on our sales and results of operations.

     In addition, the September 11, 2001 terrorist attacks and the uncertainties surrounding those events have contributed to the general slowdown in U.S. economic activity. If those events, other terrorist activities, the U.S. military response, and the resulting uncertainties continue to adversely affect the United States economy in general, the sectors above may be negatively affected, which would cause our business to be adversely affected.

     WE ARE ADVERSELY AFFECTED BY THE CYCLES, CONDITIONS AND PROBLEMS INHERENT IN OUR INDUSTRY.

     Our operating results tend to reflect the general cyclical nature of the business in which we operate. In addition, our industry has suffered from excess capacity. Our industry also is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility within our industry. In the event of a recession, demand and prices are likely to drop substantially. Our profitability historically has been more sensitive to price changes than to changes in volume. Future decreases in prices for our products would adversely affect our operating results. These factors, coupled with our substantially leveraged financial position, may adversely affect our ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

     OUR BUSINESS MAY SUFFER FROM RISKS ASSOCIATED WITH GROWTH AND ACQUISITIONS.

     Historically, we have grown our business, revenues and production capacity to a significant degree through acquisitions. In the current difficult operating climate facing our industry and our financial position, the pace of our acquisition activity (other than our recently announced proposed acquisition of substantially all of the assets of Smurfit-Stone Container Corporation's Industrial Packaging Group business), and accordingly, our revenue growth has slowed significantly as we have focused on conserving cash and maximizing the productivity of our existing facilities. We expect to continue evaluating and pursuing acquisition opportunities on a selective basis, subject to available funding and credit flexibility. Growth through acquisitions involves risks, many of which may continue to affect us based on acquisitions we have completed in the past. For example, we have suffered significant unexpected losses at our Sprague mill in Versailles, Connecticut, which we acquired from International Paper Company in 1999, resulting from unfavorable fixed price contracts, low capacity utilization, high energy costs and higher fiber costs that we were unable to pass through to our customers. We cannot assure you that any of our acquired businesses, including the Smurfit Industrial Packaging Group, will achieve the same levels of revenue, profit or productivity as our existing locations or otherwise perform as we expect. Acquisitions also involve specific risks. Some of these risks include:

•	assumption of unanticipated liabilities and contingencies;

•	diversion of management’s attention; and

     •     possible reduction of our reported earnings because of:

            •     goodwill impairment;

            •     increased interest costs;

            •     issuances of additional securities or debt; and

            •     difficulties in integrating acquired businesses.

     As we grow, we can give no assurance that we will be able to:

•	use the increased production capacity of any new or improved facilities;

•	identify suitable acquisition candidates;

•	complete additional acquisitions; or

•	integrate acquired businesses into our operations.

     IF WE CANNOT RAISE THE NECESSARY CAPITAL FOR, OR USE OUR STOCK TO FINANCE ACQUISITIONS, EXPANSION PLANS OR OTHER SIGNIFICANT CORPORATE OPPORTUNITIES, OUR GROWTH MAY BE IMPAIRED.

     Without additional capital, we may have to curtail any acquisition and expansion plans or forego other significant corporate opportunities that may be vital to our long-term success. Although we expect to use borrowed funds to pursue these opportunities, we must continue to comply with financial and other covenants in order to do so. If our revenues and cash flow do not meet expectations, then we may lose our ability to borrow money or to do so on terms that we consider favorable. Conditions in the capital markets also will affect our ability to borrow, as well as the terms of those borrowings. Existing weaknesses in the U.S. capital markets have been, and may continue to be, aggravated by the September 11, 2001 terrorist attacks and their aftermath. In addition, our financial performance and the conditions of the capital markets will also affect the value of our common stock, which could make it a less attractive form of consideration in making acquisitions. All of these factors could also make it difficult or impossible for us to expand in the future.

     OUR INTEREST EXPENSE COULD BE ADVERSELY AFFECTED BY RISKS ASSOCIATED WITH OUR INTEREST SWAP AGREEMENTS.

     Interest rate swap agreements carry a certain inherent element of interest rate risk. During 2001 and the first six months of 2002, we entered into several interest rate swap agreements in order to take advantage of the current market conditions. These agreements converted a significant portion of our existing fixed rate 9 7/8% senior subordinated notes and our fixed rate 7 3/8% senior notes into variable rate obligations. The variable rates are based on the three-month LIBOR plus a fixed margin. These swap agreements have lowered our interest expense, and we expect these agreements to continue to positively affect our interest expense. If, however, the three-month LIBOR increases significantly, our interest expense could be adversely affected.

     OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER OUR INDEBTEDNESS.

     We have a substantial amount of outstanding debt. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. We may also obtain additional long-term debt, increasing the risks discussed below. Our substantial leverage could have significant consequences to holders of our debt and equity securities. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economics and industry conditions;

•	limit our ability to obtain additional financing;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes;

•	require us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

•	restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a possible competitive disadvantage compared to our competitors that have less debt; and adversely affect the value of our common stock.

     WE ARE SUBJECT TO OUR MANY ENVIRONMENTAL LAWS AND REGULATIONS THAT REQUIRE SIGNIFICANT EXPENDITURES FOR COMPLIANCE AND REMEDIATION EFFORTS, AND CHANGES IN THE LAW COULD INCREASE THOSE EXPENSES AND ADVERSELY AFFECT OUR OPERATIONS.

     Compliance with the environmental requirements of international, federal, state and local governments significantly affects our business. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. Under environmental laws, we can be held strictly liable if hazardous substances are found on real property we have ever owned, operated or used as a disposal site. In recent years, we have adopted a policy of assessing real property for environmental risks prior to purchase. We are aware of issues regarding hazardous substances at some facilities, and we have put into place a remedial plan at each site where we believe such a plan is necessary. We regularly make capital and operating expenditures to stay in compliance with environmental laws. Despite these compliance efforts, risk of environmental liability is part of the nature of our business. We cannot assure you that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on us in the future. In addition, future events may lead to additional compliance or other costs that could have a material adverse effect on our business. Such future events could include changes in, or new interpretations of, existing laws, regulations or enforcement policies or further investigation of the potential health hazards of certain products or business activities.

     THE CONVICTION OF OUR FORMER INDEPENDENT AUDITORS, ARTHUR ANDERSEN LLP, ON FEDERAL OBSTRUCTION OF JUSTICE CHARGES MAY ADVERSELY AFFECT ARTHUR ANDERSON LLP’S ABILITY TO SATISFY ANY CLAIMS ARISING FROM THE PROVISION OF AUDITING SERVICES TO US AND MAY IMPEDE OUR ACCESS TO THE CAPITAL MARKETS.

     Arthur Andersen LLP, which audited our financial statements for the years ended December 31, 1999, 2000 and 2001, was convicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. In light of the conviction and the underlying events, Arthur Andersen LLP has informed the SEC that it will stop practicing before the SEC by August 31, 2002, unless the SEC determines that another date is appropriate. The SEC has stated that, for the time being, it will continue accepting financial statements audited by Arthur Andersen LLP provided that we comply with the applicable rules and orders issued by the SEC in March 2002 for this purpose. It is possible that events arising out of the conviction may adversely affect the ability of Arthur Andersen LLP to satisfy any claims arising from its provision of auditing services to us, including claims that could arise out of Arthur Andersen LLP’s audit of our financial statements included in our periodic reports, prospectuses or registration statements filed with the SEC.

     In order for us to conduct a registered securities offering in the event we seek to access the public capital markets, SEC rules will require us to include or incorporate by reference in any prospectus three years of audited financial statements. These rules would require us to present audited financial statements for one or more fiscal years audited by Arthur Andersen LLP and obtain their consent and representations until our audited financial statements for the fiscal year ending December 31, 2004 become available in the first quarter of 2005. We expect that we would not be able to obtain the necessary consent and representations from Arthur Andersen LLP. The audit partner and substantially all of the audit team who audited our financial statements are no longer with Arthur Andersen LLP, and that firm would likely not agree to issue a consent or make any representations in their absence. The SEC recently has provided regulatory relief designed to allow companies to dispense with the requirement to file a consent of Arthur Andersen LLP in certain circumstances. Although we currently believe we would meet the requirements to obtain this relief, if the SEC eliminates or modifies this relief or if we otherwise fail to qualify for it, we may not be able to satisfy the SEC requirements for a registration statement or for our periodic reports. Even if the SEC continues to accept financial statements previously audited by Arthur Andersen LLP, but without their current consent and representations, those financial statements would not provide us and any underwriters and purchasers of our securities with the same level of protection under the securities laws as would otherwise be the case. In addition, in the event we are required to make any technical modifications, reclassifications, or restatements with respect to any of our prior financial statements that were audited by Arthur Andersen LLP, our ability to do so without obtaining a full re-audit of such financial statements by another independent accounting firm may be limited unless the SEC grants relief that would enable such revisions to be made without the need for a full re-audit.

     In any of the situations described above, our access to the capital markets, or our ability to comply with periodic reporting requirements, would be impaired unless Deloitte & Touche LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Arthur Andersen LLP. Any delay or inability to access the public capital markets, or to comply with periodic reporting requirements, caused by these circumstances could have a material adverse effect on our business, profitability and growth prospects. In addition, some investors may choose not to hold or invest in securities of a company whose financial statements were audited by Arthur Andersen LLP. As a result, among other things, the price or marketability of our securities could be impaired.

     APPLICABLE PROVISIONS IN OUR ARTICLES OF INCORPORATION AND BYLAWS, AS WELL AS A SHAREHOLDER RIGHTS PLAN, MAY PREVENT OR DISCOURAGE TAKEOVERS AND BUSINESS COMBINATIONS THAT OUR SHAREHOLDERS MAY CONSIDER IN THEIR BEST INTERESTS.

     Certain provisions of our articles of incorporation and bylaws, as well as a shareholder rights plan, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a controlling interest in our outstanding voting stock. As a result, these provisions could discourage bids for our common stock at a premium and might adversely affect the market price of our common stock.

     Our articles of incorporation authorize 5,000,000 shares of preferred stock, which may be issued in the future without further shareholder approval with such terms and rights as our board of directors may determine. The rights of the holders of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

     Our board of directors is divided into three classes with staggered terms. This means that, as a general matter, only one-third of our board of directors must stand for re-election at any annual meeting of shareholders. Our articles of incorporation provide that directors may be removed only for cause. These provisions make it more difficult and time consuming for a potential acquiror of our company to replace our board of directors.

     Our shareholder rights plan generally authorizes our board of directors and shareholders to substantially dilute the share ownership position of any person who acquires 20% or more of our common stock.

     OUR STOCK PRICE MAY SUFFER SIGNIFICANT FLUCTUATIONS FOR REASONS OUTSIDE OUR CONTROL.

     From time to time, there may be significant fluctuations in the market price of our common stock, which could be caused by the occurrence of, or announcements or rumors related to:

•	changes in our or our competitors’ operating results;

•	changes in cost of recovered fiber;

•	changes in market conditions for paper industry stocks or manufacturing stocks in general;

•	changes in general conditions in the U.S. or foreign economies or financial markets; and

•	natural disasters, terrorist acts or other newsworthy events, including developments of a political or social nature.

     In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. These types of fluctuations may adversely affect the market price of our common stock or other securities.

THE COMPANY

     Caraustar Industries, Inc. is a major manufacturer of recycled paperboard and converted paperboard products. Our executive offices are located at 3100 Joe Jerkins Boulevard, Austell, Georgia 30106. Our phone number is (770) 948-3101.

ACQUISITION TERMS

     This prospectus covers the offer and sale of shares of our common stock that we may issue from time to time in connection with the future direct and indirect acquisitions of other businesses, properties or securities in business combination transactions. We also may issue this common stock upon the exercise of options, warrants, convertible securities or similar securities assumed or issued by us from time to time in connection with these acquisitions. We will furnish this prospectus to the securityholders or owners of the businesses we acquire who will or may receive shares we offer by this prospectus in connection with the acquisitions.

     We expect that the terms upon which we issue the shares will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets we acquire. We expect that the shares we issue in an acquisition will be valued at prices reasonably related to the market prices for our common stock prevailing as of one or more times during the period between the times the terms of the acquisition are agreed upon and the time the shares are issued.

     We will pay no underwriting discounts or commissions in connection with the issuance of these shares, although we may pay finder’s fees with respect to specific acquisitions. Any person receiving a finder’s fee may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933.

     Our common stock is quoted on the NASDAQ National Market System. The shares we issue in acquisitions may be subject to restrictions on resale imposed by Rules 144 and 145 under the Securities Act of 1933. In addition, we may impose certain contractual holding period requirements upon persons acquiring our shares in connection with acquisitions.

SELLING SHAREHOLDERS

     We have also prepared this prospectus, as we may amend or supplement it if appropriate, for use by persons, and their pledgees, donees, transferees or other successors in interest, who receive shares of our common stock in connection with acquisitions covered by this prospectus. We refer to these persons as selling shareholders. We have not authorized any selling shareholder to use this prospectus to reoffer any shares without obtaining our prior written consent. We may condition our consent on our request of the selling shareholders that they not offer or sell more than a specified number of shares and that they only do so following the filing of any required supplements or amendment to this prospectus. We will not receive any proceeds from sales by selling shareholders.

     The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may make these sales at prices and under terms then prevailing in, or at prices related to, the then current market price of our common stock. The selling shareholders may use broker-dealers to effect these transactions. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale.

     In offering shares covered by this prospectus, the selling shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. Any profits that the selling shareholders realize and the compensation they pay to any broker-dealer may be deemed to be underwriting discounts and commissions.

     We will advise any selling shareholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     If required under the Securities Act of 1933, we will file a supplemental prospectus disclosing the name of any selling shareholder, the name of any broker-dealers involved in the sale, the number of shares involved, the price at which such shares are to be sold, the commissions paid or discounts or concessions allowed, and other facts material to the transaction.

     Selling shareholders may also offer shares of stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act of 1933, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act of 1933.

     We may agree to pay certain costs and expenses incurred in connection with the registration of the shares of common stock offered pursuant to this prospectus. However, in all cases the selling shareholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the reoffer and resale of such shares.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for our common stock is The Bank of New York, New York, New York.

LEGAL MATTERS

     Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, has issued an opinion for us regarding the validity of the common stock offered by this prospectus and certain other legal matters. Russell M. Robinson, II, a shareholder in the firm of Robinson, Bradshaw & Hinson, P.A., is Chairman of our Board of Directors. Robinson, Bradshaw & Hinson, P.A. is our principal outside legal counsel. Certain members of such firm beneficially owned approximately 120,000 shares of our common stock as of the date of this prospectus.

EXPERTS

     The consolidated financial statements of our company as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001, were audited by Arthur Andersen LLP. After reasonable efforts, we have been unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference into this prospectus of Arthur Andersen LLP's Report of Independent Public Accountants for such financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this prospectus without a written consent from Arthur Andersen LLP. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to us) may be limited as a practical matter due to recent events involving Arthur Andersen LLP. (See Risk Factors — The Conviction of our Former Independent Auditors, Arthur Andersen LLP, on Federal Obstruction of Justice Charges May Adversely Affect Arthur Andersen LLP's Ability to Satisfy any Claims Arising from the Provision of Auditing Services to us and May Impede our Access to the Capital Markets.)

CARAUSTAR INDUSTRIES, INC.

2,215,614 SHARES

COMMON STOCK

PROSPECTUS

August 15, 2002